EXHIBIT 3.1(a)
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                   Certificate of Amendment                           FILED
                            to the                      JUL 16 1987 10:16 A
                 Certificate of Incorporation             /s/ Illegible
                                                          -----------------
                              of                         Secretary of State
                        Vocaltech, Inc.

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         Adopted in accordance with the provisions of Section 242 of the General
         Corporation Law of the State of Delaware.
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     We, the  undersigned,  Richard K. Olson and W. Marko Antich,  the
President and Secretary,  respectively,  of Vocaltech,  Inc. (the
"Corporation") do hereby certify and set forth:

1.       The name of the corporation is Vocaltech, Inc.

2. The Certificate of Incorporation was filed by the Department of State on the 4th day of June, 1985.

3. Paragraph Fourth of the Certificate of Incorporation of Vocaltech, Inc., which sets forth the amount and classes of stock which the Corporation is authorized to issue is hereby amended:

         (a) to designate 1,000 shares of the Corporation's existing class of Preferred Stock as "Series A Convertible Preferred Stock", par value $.10.

4. To effectuate the foregoing, Paragraph Fourth of the Certificate of Incorporation is hereby amended to read as follows:

         (a) Subparagraph (a) of Paragraph Fourth is hereby amended to read as follows:

                  FOURTH: (a) The maximum number of shares which the Corporation shall have authority to issue is Fifteen Million Five Hundred Thousand (15,500,000) consisting of Fifteen Million (15,000,000) shares of Common Stock, par value $.01 per share ("Common Stock"), Four Hundred Ninety Nine Thousand (499,000) shares of Preferred Stock, par value $.10 per share ("Preferred Stock") and One Thousand (1,000) shares of Series "A" Convertible Preferred Stock," par value $.10 per share ("Series "A" Preferred Stock").





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         (b)      Paragraph Fourth is further amended to include the following:

                  (d) The designations, relative rights, preferences and limitations of shares of the Series "A" Convertible Preferred Stock shall be as follows:

         (1) The holders of shares of Series "A" Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any assets of the Corporation available for dividends pursuant to the laws of the State of Delaware, guaranteed preferential dividends at the rate of $14.00 per share per annum; such dividend shall be payable quarterly commencing on November 30, 1985; and such dividend shall be cumulative and shall accrue from the date of first original issue as to all shares then issued, and, as to each share of such series issued thereafter, from the quarterly dividend payment date next preceding the date on which such share is issued, unless such share is issued on a quarterly dividend payment date, in which event dividends thereon shall accrue and be cumulative from the date on which such share is issued.

         (2) The holders of Series "A" stock shall be entitled to fifteen votes per share in voting on all matters.

         (3) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the holders of the Series "A" stock shall be entitled to a liquidation preference of $100.00 per share; plus an amount equivalent to the accrued and unpaid dividends thereon to and including the date of such liquidation, dissolution or winding-up.

         (4) To the extent permitted by law, upon thirty (30) days written notice by the Corporation or the registered holder after September 30, 1987 by the registered holder of shares of Series "A" stock, which notice sets forth the number of shares being presented for redemption, said number of shares of Series "A" stock shall be redeemed by the Corporation at $100.00 per share; provided, however, that in the event of a public offering of securities of the Corporation prior to any such notice as aforesaid no such notice shall be effective until one year from the Closing Date of such public offering.

         (5) The holders of Series "A" stock shall not be entitled to the benefit of any sinking fund.

         (6) The holders of shares of Series "A" stock shall have the right, at their option, to convert such shares into shares of Common Stock of the Corporation at any time subject to the following terms and conditions. Shares of Series "A" stock shall be convertible into shares of Common Stock upon surrender to the Corporation for conversion, at the office of any



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transfer agent of the Corporation of the certificate or certificates of the
Series "A" stock so to be converted. As promptly as practicable after such surrender, the Corporation shall deliver or cause to be delivered at said office to or upon the order of the holder of the shares of Series "A" stock so surrendered a certificate or certificates representing the number of whole shares of Common Stock of the Corporation into which such shares of Series "A" may be converted in accordance with the provisions of this paragraph (6). Such conversion shall be deemed to have been made at the time that such Series "A" stock shall have been surrendered for conversion; the rights of the holder of such Series "A" stock as such holder shall cease at such time; and the person or persons entitled to receive the shares of Common Stock upon conversion of such Series "A" stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock at such time. All shares of Common Stock issued upon conversion shall be fully paid and nonassessable, and shall be free of all taxes, liens and charges with respect to the issue thereof except taxes payable by reason of issuance in a name other than that of the holder of the shares converted and except as otherwise provided by applicable statutes. In the case of a call for a redemption of any shares of Series "A" stock, the right of conversion shall cease and terminate, as to the shares designated for redemption, at the close of business on the date fixed for redemption unless default shall be made in payment of the redemption price. Except as set forth below, the number of shares of Common Stock into which each share of Series "A" stock shall be convertible into shall be fifteen (15). In the event the number of shares of Common Stock deemed outstanding on a fully-diluted basis immediately prior to the first public offering of Common Stock is not One Million (1,000,000), then the number of shares of Common Stock into which each share of Series "A" stock shall be convertible into shall be fifteen (15) multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding on a fully-diluted basis on such date and the denominator shall be One Million (1,000,000). If after a public offering of the Common Stock, the Corporation shall (a) declare a dividend payable in shares of the Common Stock, (b) subdivide the outstanding shares of the Common Stock to an amount in excess of 1,000,000 shares, (c) combine the outstanding shares of the Common Stock into a smaller number of shares or (d) issue by reclassification of the Common Stock any shares of the Corporation, each holder of the Series "A" stock shall thereafter be entitled upon the conversion of each share thereof held by him to receive for each such share the number of shares of the Corporation which he would have owned or have been entitled to receive after the happening of one of the events described above which shall have happened had such share of the Series "A" stock been converted immediately prior to the happening of such event, the adjustment to become effective immediately after the opening of business on the day next following the record day or the day upon which such subdivision, combination or reclassification shall become effective.

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         (7) In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale or conveyance to another corporation of all or substantially all the property of the corporation, each holder of the Series "A" stock then outstanding and thereafter remaining outstanding shall have the right thereafter to convert each share held by him into the kind and amount of shares of stock, other securities, cash and property receivable upon such consolidation, merger, sale or conveyance by a holder of the number of shares of Common Stock into which such share might have been converted immediately prior to such consolidation, merger, sale or conveyance, and shall have no other conversion rights; in any such event, effective provisions shall be made, in the certificate of incorporation of the resulting or surviving corporation or otherwise, so that the provisions set forth herein for the protection of the conversion rights of the shares of the Series "A" stock shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock, other securities, cash and property deliverable upon conversion of the shares of the Series "A" stock remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of the Series "A" stock remaining outstanding or other convertible stock or securities received by the holders in place thereof, and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such shares, other securities, cash or property as the holders of the shares of the Series "A" stock remaining outstanding, or other convertible stock or securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights as above provided. In case securities other than Common Stock, cash or property shall be issuable, payable or deliverable by the Corporation upon conversion as aforesaid, then all reference in this paragraph (vii) shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities, cash or property.

         (8) If after a public offering of the Common Stock, the corporation shall issue rights to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Common Stock at a price per share less than the current market price per share of the Common Stock (as defined in subsection (ix) below, the number of shares of the Common Stock into which each share of the Series "A" stock shall thereafter be convertible shall be determined by multiplying the number of shares of the Common Stock into which such share of the Series "A" stock was theretofore convertible by a fraction, of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such right plus the


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number of additional shares of the Common Stock offered for subscription of purchase, and of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights plus the number of shares of the Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such current market price. Such adjustment shall be made whenever such rights are issues and shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights.

         (9) For the purpose of any computation under subsection (viii) above, the current market price per share of the Common Stock at any date shall be deemed to be the average of the daily closing prices for the thirty (30) consecutive business days commencing forty-five (45) business days before the day in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices as reported by the National Association of Securities Dealers or, if not available, a similar organization.

         (10) No fractional share of the Common Stock shall be issued upon any conversion but, in lieu thereof, there shall be paid to each holder of shares of the Series "A" stock surrendered for conversion who but for the provisions of this subsection (X) would be entitled to receive a fraction of a share on such conversion, as soon as practicable after the date such shares are surrendered for conversion, an amount in cash equal to the same fraction of the market value of a full share of the Common Stock, unless the Board of Directors shall determine to adjust fractional shares by the issuance of fractional scrip certificates or in some other manner.

         (11) No adjustment in the number of shares of the Common Stock into which each share of the Series "A" stock is convertible shall be required unless such adjustment would require an increase or decrease of at least five shares in the number of shares of the Common Stock into which such share is then convertible; provided, however, that any adjustments which by reason of this subsection (xi) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. Whenever any adjustment is required in the Shares into which each share of the Series "A" stock is convertible, the Corporation shall forthwith (a) keep available at each of its offices at which the Series "A" stock is convertible a statement describing in reasonable detail the adjustment and the method of calculation used and (b) cause a copy of such statement to be mailed to the holders of record of the shares of the Series "A" stock.

         5. Paragraph Seventh of the Certificate of Incorporation of the Corporation, which provides for indemnification by the


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Corporation, is hereby stricken in its entirety as it now exists and the following new Article Seventh shall be inserted in lieu:

         "No director of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not apply to liability of a director
(i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

         6. That this Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and the vote of the holders of not less than a majority of the outstanding stock of the Corporation entitled to vote thereon.

         IN WITNESS WHEREOF, we have signed this Certificate on this 29th day of June, 1987, and we affirm the statements contained herein are true under the penalties of perjury.


                                            /s/ Richard K. Olson
                                            ---------------------------
                                              Richard K. Olson, President


                                            /s/ W. Marko Antich
                                            ---------------------------
                                              W. Marko Antich, Secretary

3941D

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